Exhibit 99.1

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is made and entered into this ___ day of September, 2013, by and between Steel Excel Inc. (the “Receiving Party”), and Forbes Energy Services Ltd., a Texas corporation (the “Disclosing Party”).

WHEREAS, the Disclosing Party is prepared to furnish the Receiving Party with certain information in connection with a possible business transaction or relationship between the parties involving the purchase by the Receiving Party (or the financing of the purchase by the Receiving Party) of certain equity interests or operating assets of the Disclosing Party (the “Transaction”); and

WHEREAS, in connection with the evaluation of the Transaction, the Receiving Party will be receiving, reviewing, and analyzing certain information which is confidential, proprietary, or otherwise not generally available to the public with respect to the Disclosing Party’s products and services, the marketing or promotion of products and services, business policies and practices, technical, financial and strategic information and other matters;

NOW THEREFORE, for and in consideration of the premises and the agreements herein contained, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.	Definitions. As used in this Agreement:

(a)	“Affiliate” means a person, company or entity controlling, controlled by, under common control, or working in concert, with a party.

(b)

“Confidential Information” means all information or materials furnished by the Disclosing Party to the Receiving Party orally, or in written or electronic form, which is confidential, proprietary, or otherwise not generally available to the public. Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives; (ii) information which was known to the Receiving Party on a non-confidential basis prior to being furnished to the Receiving Party by the Disclosing Party; (iii) information which becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party unless such source was known by the Receiving Party or could reasonably be determined to be under a confidentiality obligation to the Disclosing Party, and (iv) information that is independently developed by Representatives of the Receiving Party who have not had access to the Confidential Information. “Confidential Information” shall also include this Agreement and the fact that the parties are contemplating the Transaction, except to the extent disclosure is required by law or regulation.

(c)	“Representatives” means a party and their respective directors, officers, employees, managers, members, attorneys, advisors and consultants.

2.

Nondisclosure of Confidential Information. The Receiving Party may disclose Confidential Information only to the Receiving Party's Representatives, but only if such Representatives need to know the Confidential Information in connection with the evaluation of the Transaction described above. The Receiving Party agrees that (i) such Representatives will be informed by the Receiving Party of the confidential nature of the Confidential Information, and (ii) the Receiving Party will be responsible for any breach of this Agreement by itself or any of its Representatives. The Receiving Party shall not disclose the Confidential Information to any person other than as permitted hereby, and shall safeguard the Confidential Information from unauthorized disclosure.

3.

Restricted Use. The Confidential Information shall be used solely by the Receiving Party and its Representatives to evaluate and implement the Transaction, and shall not otherwise be used in a manner detrimental to the Disclosing Party.

4.

Notice Preceding Compelled Disclosure. If the Receiving Party or its Representatives are requested or required by legal process to disclose any Confidential Information, the Receiving Party shall promptly notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or its Representatives are compelled to disclose the Confidential Information, the Receiving Party and its Representatives may disclose only such of the Confidential Information to the party compelling disclosure as is required by law and, in connection with such compelled disclosure, the Receiving Party shall use commercially reasonable efforts to obtain from the party to whom disclosure is made written assurance that confidential treatment will be accorded to such portion of the Confidential Information as is disclosed.

5.

Return of Information. The Confidential Information will remain the property of the Disclosing Party. The written Confidential Information will be returned to the Disclosing Party upon its request, or destroyed, and no copies will be retained by the Receiving Party or its Representatives. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain, to the extent required by law, one copy of the Confidential Information.

6.

No Waiver. No failure or delay in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

7.

Remedies. Both parties acknowledges and agree that money damages would not be a sufficient remedy for any breach of this Agreement by the Receiving Party or its Representatives, and both parties further acknowledge and agree that in the event of any breach by the Receiving Party or its Representatives, the Disclosing Party will be entitled to seek specific performance and injunctive relief as remedies for any such breach. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity.

8.

Termination. Except as specifically provided herein, this Agreement shall terminate, and all provisions hereof shall be of no further force or effect, two years from the date of this Agreement, except for Sections 5 and 15, which shall survive termination.

9.

Nonsolicitation. Each party agrees that for a period of eighteen months neither it nor its Affiliates shall directly or indirectly hire an employee of the other party or any of its Affiliates for employment, advisory or consulting work.

10.

Standstill. Each party hereto, in consideration of being furnished the Confidential Information and in view of the fact that the Confidential Information consists and will consist of confidential, non-public and proprietary information, agrees that for a period of 18 months from the date of this Agreement, that, without the prior written consent of the Disclosing Party, neither the Receiving Party nor any of its Affiliates or Representatives will, directly or indirectly, alone or in concert with others: (a) purchase, offer or agree to purchase, or announce an intention to purchase shares of common stock of the Disclosing Party in excess of the number of shares reported to be held by Receiving Party in its Form 4 filed on March 21, 2013 or to purchase, offer or agree to purchase, or announce an intention to purchase any other class of the Disclosing Party’s securities or rights or options to acquire the same; (b) make, or in any way participate in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the Securities and Exchange Commission (and any similar terms under Canadian regulatory laws or the Toronto Stock Exchange applicable to the Disclosing Party), or seek to advise or influence any person with respect to the voting of any voting securities of the Disclosing Party; (c) initiate or support any stockholder proposal with respect to the Disclosing Party; (d) make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Disclosing Party or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof; (e) seek or propose to influence or control the Disclosing Party’s management, board of directors, policies or affairs; (f) disclose any intention, plan or arrangement inconsistent with the foregoing; (g) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) or any similar groups as defined in Canadian regulatory laws or the Toronto Stock Exchange in connection with any of the foregoing, (h) take any action that, in the sole judgment of the Disclosing Party, may require the Disclosing Party to make a public announcement concerning any of the foregoing, or (i) encourage any of the foregoing. Notwithstanding the foregoing, nothing in this Section 10 is intended to limit the Receiving Party’s ability to purchase up to that  amount of shares of common stock of the Disclosing Party permitted under that certain Rights Agreement, dated as of May 19, 2008, by and between the Disclosing Party and CIBC Mellon Trust Company (“CIBC”) (the “Original Agreement”), as amended by that certain Amendment to Rights Agreement, dated as of July 8, 2013, by and between the Disclosing Party and CIBC (together with the Original Agreement, the “Rights Agreement”), without becoming an Acquiring Person (as defined in the Rights Agreement); provided, however, that nothing in this sentence shall be construed to release the Receiving Party from its obligations under the securities laws not to purchase shares of common stock of the Disclosing Party while in possession of information which may be deemed material non-public information as construed under the Exchange Act with respect to the Disclosing Party.

11.	Right to Disclose. The Disclosing Party represents and warrants to the Receiving Party that it has the right to disclose the Confidential Information to the Receiving Party.

12.

No Obligation or Joint Venture. The parties hereto understand and agree that unless and until a definitive agreement has been executed and delivered, no contract or agreement providing for the Transaction between the parties shall be deemed to exist between the parties, and neither party will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this Agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement or offer, unless specifically so designated in writing and executed by both parties.

13.

No Warranty. BY EXECUTING THIS AGREEMENT, AND EXCEPT AS PROVIDED IN SECTION 11 ABOVE, THE DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO, OR IN ANY WAY WITH RESPECT OR IN CONNECTION WITH ANY INFORMATION MADE AVAILABLE HEREUNDER. ACCORDINGLY, THE RECEIVING PARTY WILL RELY SOLELY UPON ITS INDEPENDENT EXAMINATION AND ASSESSMENT OF THE CONFIDENTIAL INFORMATION IN EVALUATING THE TRANSACTION.

14.

Assignment. The Receiving Party may not assign this Agreement, or any rights hereunder, without the prior written consent of the Disclosing Party, which consent may be granted or withheld in the sole and absolute discretion of the Disclosing Party.

15.

Miscellaneous. This Agreement inures to the benefit of, and is binding upon, both parties, and their successors and assigns, subject to the limitations on assignment as set forth in Section 14 above. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement. If any provision of this Agreement is found to be invalid, illegal or unenforceable, such provision shall be modified or severed to the extent necessary to reflect the fullest legal and enforceable expression of the intent of the parties. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Venue for any action commenced hereunder will be in the appropriate Court of Jim Wells County, Texas. This Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which together shall constitute one agreement. A facsimile signature or a signature transmitted electronically will be considered an original for all purposes, including execution and enforcement of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE DISCLOSING PARTY:

FORBES ENERGY SERVICES LTD.

By:

L. Melvin Cooper

Senior Vice President

THE RECEIVING PARTY:

Steel Excel Inc.

By:

Name: Jack Howard
Title: Principal Executive Officer